The Growth Fund of America, Inc.
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

February 29, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, 74A - T, 74V1 and 74V2, and 75, complete answers are as follows:

Item 48K

Step	Asset Value (000's omitted)	Annual Fee Rate
K) over	$210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$405,819
Class B	$0
Class C	$0
Class F1	$87,418
Class F2	$33,344
Total	$526,581
Class 529-A	$25,030
Class 529-B	$0
Class 529-C	$0
Class 529-E	$767
Class 529-F1	$1,045
Class R-1	$0
Class R-2	$0
Class R-3	$34,926
Class R-4	$85,157
Class R-5	$96,087
Class R-6	$114,902
Total	$357,914

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2190
Class B	$0.0000
Class C	$0.0000
Class F1	$0.2160
Class F2	$0.2982
Class 529-A	$0.2157
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.1340
Class 529-F1	$0.2794
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.1066
Class R-4	$0.1985
Class R-5	$0.3120
Class R-6	$0.3373

Item 74A through T
Condensed balance sheet data: (in thousands except per share amounts)

A) Cash	$12,545
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$6,897,894
D) Long - term debt securities including convertible debt	$1,698,525
E) Preferred, convertible preferred, and adjustable rate preferred stock	$155
F) Common Stock	$121,317,627
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$802,806
K) Receivables from affiliated persons	$0
L) Other receivables	$262,422
M) All other assets	$0
N) Total assets	$130,991,974
O) Payables for portfolio instruments purchased	$318,372
P) Amounts owed to affiliated persons	$117,292
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$684,630
S) Senior equity	$0
T) Net Assets of Common shareholders	$129,871,680

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,802,176
Class B	61,362
Class C	204,794
Class F1	381,809
Class F2	99,888
Total	2,550,029
Class 529-A	117,016
Class 529-B	9,034
Class 529-C	32,471
Class 529-E	5,673
Class 529-F1	3,731
Class R-1	17,503
Class R-2	74,971
Class R-3	299,292
Class R-4	365,499
Class R-5	264,224
Class R-6	323,924
Total	1,513,338

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.15
Class B	$31.17
Class C	$30.93
Class F1	$31.95
Class F2	$32.13
Class 529-A	$31.95
Class 529-B	$31.18
Class 529-C	$31.11
Class 529-E	$31.74
Class 529-F1	$31.90
Class R-1	$31.21
Class R-2	$31.39
Class R-3	$31.69
Class R-4	$31.91
Class R-5	$32.11
Class R-6	$32.16

Item 75
Average net assets during the current reporting period ($000)

A) Daily average (for money market funds)	$0
B) Monthly average (for all other funds)	$128,611,389